Pricing Supplement No. 16,383

Registration Statement Nos. 333-293641; 333-293641-01

Dated June 30, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

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Based on the Performance of the Morgan Stanley Amplitude IndexTM

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, tax supplement and prospectus, as supplemented or modified by this document. For additional information about the Morgan Stanley Amplitude IndexTM, see the information set forth under “Annex A – Morgan Stanley Amplitude IndexTM” below.

￭Automatic early redemption. The notes will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any determination date for an early redemption payment that will increase over the term of the notes. No further payments will be made on the notes once they have been automatically redeemed.

￭Payment at maturity. If the notes have not been automatically redeemed prior to maturity and the final level is greater than the initial level, investors will receive the stated principal amount plus the upside payment. If, however, the final level is equal to or less than the initial level, investors will receive only the stated principal amount at maturity.

￭The notes are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the repayment of principal at maturity and the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$100,000
Underlier:	Morgan Stanley Amplitude IndexTM (the “underlying index”)
Strike date:	June 30, 2026
Pricing date:	June 30, 2026
Original issue date:	July 6, 2026
Observation date:	June 30, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	July 3, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$948.70 per note. See “Estimated Value of the Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per note	$1,000	$10	$990
Total	$100,000	$1,000	$99,000

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $990 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each note from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

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Terms continued from the previous page
Automatic early redemption:

The notes are not subject to automatic early redemption until the first determination date. If, on any determination date, the closing level of the underlier is greater than or equal to the call threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been automatically redeemed.

The notes will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related determination date.

First determination date:	June 30, 2027. Under no circumstances will the notes be redeemed prior to the first determination date.
Determination dates:	As set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below, subject to postponement for non-trading days and certain market disruption events
Call threshold level:	207.703, which is 100.50% of the initial level*
Early redemption payment:

The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 12.00% per annum, as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below.

Early redemption dates:	As set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments” below
Payment at maturity per note:

If the notes have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level is greater than the initial level:

stated principal amount + upside payment

•If the final level is equal to or less than the initial level:

stated principal amount

Under no circumstances will the payment at maturity be less than the stated principal amount.

Final level:	The closing level of the underlier on the observation date
Initial level:	206.67, which is the closing level of the underlier on the strike date
Upside payment:	stated principal amount × participation rate × underlier percent change
Participation rate:	100%
Underlier percent change:	(final level – initial level) / initial level
CUSIP:	61781GBS9
ISIN:	US61781GBS93
Listing:	The notes will not be listed on any securities exchange.

*As necessary, calculated levels have been rounded to three decimal places.

Determination Dates, Early Redemption Dates and Early Redemption Payments

Determination Date		Early Redemption Date	Early Redemption Payment (per Note)
#1	June 30, 2027	July 6, 2027	$1,120
#2	June 30, 2028	July 6, 2028	$1,240
#3	June 29, 2029	July 5, 2029	$1,360
#4	June 28, 2030	July 3, 2030	$1,480

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Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. Our estimate of the value of the notes as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the notes will be automatically redeemed with respect to a determination date and how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the notes are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each determination date. The payment at maturity will be determined by reference to the closing level of the underlier on the observation date. The actual initial level and call threshold level were determined on the strike date. All payments on the notes are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.50, which is 100.50% of the hypothetical initial level
Early redemption payment:	The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 12.00% per annum, as follows:
	Determination Date	Payment per Note
	#1	$1,120
	#2	$1,240
	#3	$1,360
	#4	$1,480
	No further payments will be made on the notes once they have been automatically redeemed.
Participation rate:	100%

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

How to determine whether the notes will be automatically redeemed with respect to a determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Determination Date #1	90.00 (less than the call threshold level)	N/A
Hypothetical Determination Date #2	105.00 (greater than or equal to the call threshold level)	$1,240

On hypothetical determination date #1, because the closing level of the underlier is less than the call threshold level, the notes are not automatically redeemed on the related early redemption date.

On hypothetical determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level, the notes are automatically redeemed on the related early redemption date for an early redemption payment corresponding to a return of approximately 12.00% per annum. No further payments are made on the notes once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on each determination date, the notes will not be automatically redeemed prior to maturity.

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How to calculate the payment at maturity (if the notes have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Note
Example #1	110.00 (greater than the initial level)	stated principal amount + upside payment = stated principal amount + (stated principal amount × participation rate × underlier percent change) = $1,000 + ($1,000 × 100% × 10%) = $1,100
Example #2	80.00 (equal to or less than the initial level)	$1,000

In example #1, the final level is greater than the initial level. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the underlier over the term of the notes.

In example #2, the final level is equal to or less than the initial level. Therefore, investors receive at maturity the stated principal amount.

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Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may not pay more than the stated principal amount at maturity. If the notes have not been automatically redeemed prior to maturity and the final level is equal to or less than the initial level, you will receive only the stated principal amount at maturity, and you will not receive a positive return on your investment.

￭The notes do not pay interest. Because the notes do not pay interest, if the notes have not been automatically redeemed prior to maturity and the final level is equal to or less than the initial level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security. Accordingly, the return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

￭If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each determination date. If the closing level of the underlier is greater than or equal to the call threshold level on any determination date, the appreciation potential of the notes is limited by the applicable fixed early redemption payment, and no further payments will be made on the notes once they have been redeemed. If the notes are automatically redeemed prior to maturity, you will not participate in any appreciation of the underlier.

￭The notes are subject to early redemption risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are automatically redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed prior to the first determination date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the initial level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the call threshold level on any determination date, or that the final level will be greater than the initial level, so that you will receive a payment on the notes that exceeds the stated principal amount of the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

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￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

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Risks Relating to the Underlier(s)

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement. Capitalized terms used but not defined below have the meanings assigned to them under “Annex A – Morgan Stanley Amplitude IndexTM”.

oAdjustments to an underlying index could adversely affect the value of the notes.

￭There are risks associated with the Index.

oThe level of the Index can go down as well as up. There can be no assurance that the Index will achieve positive returns. The Index follows a rules-based investment methodology that measures the performance of a Base Index that consists of a hypothetical portfolio of Index Components. The strategy imposes an overall volatility-targeting feature and a risk-mitigation multiplier-adjustment mechanism upon the resulting portfolio. The performance of the Index will depend on the performance of that Base Index, as adjusted based on the volatility-targeting feature and the risk-mitigation multiplier-adjustment mechanism, minus the fees incurred with respect to the Index and the Index Components, as further described in Annex A. If the Base Index declines in value, the Index value will also decline. Even if the Base Index increases in value, the Index value will nevertheless decline if the increase in the value of the Base Index is not sufficient to overcome the deduction of the fees incurred with respect to the Index and the Index Components. Accordingly, no assurance can be given that the Index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components.

oThe Index contains embedded costs. The Index incurs the following fees: (i) a fee of 0.65% per annum is deducted from the Index level on a daily basis; (ii) an aggregate cost for each Index Component, which reflects the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index; and (iii) additional fees are incurred with respect to the Index Components and their components, as specified under “Index Components” in Annex A. For the period from June 1, 2012 to January 5, 2026 (based solely on hypothetical back-tested data), the Index’s total fees averaged approximately 1.4% per annum. The total fees on a going-forward basis may differ, perhaps materially, from this figure. The fees will reduce the performance of the Index, offsetting any positive performance of the Index or exacerbating any negative performance.

oYou may not have exposure to one or more of the Index Components during the term of the notes. On any given Index Business Day, the Index may have exposure to only a limited subset of the Index Components (which could be as few as two Index Components) and you may not have exposure to some of the Index Components or asset classes during the term of the notes. As a result, you should not expect the Index to provide balanced exposure to all of the Index Components. Further, as a result of the Index’s volatility-targeting feature and risk-mitigation multiplier-adjustment mechanism, the Index may not be fully invested in the Base Index. This may limit your exposure to the Index Components during the term of the notes.

oAsset class maximum weights may prevent Index Components in an asset class from being included in the Base Index at their maximum weights. The asset class maximum weights will in many cases prevent Index Components in an asset class from being included in the Base Index at their maximum weights. This is due to the fact that, in many cases, the Base Index asset class maximum weight is less than the sum of the Index Component maximum weights in that asset class. As a result, the Base Index’s exposure to Index Components may be limited by the inclusion of other Index Components from the same asset class, even if such Index Component would have provided higher estimated expected returns using the Index methodology and would otherwise satisfy the volatility and asset-level (but not asset class-level) maximum weight constraints.

oThe weight of each Index Component in the Base Index reflects the average of the weights of such Index Component over six look-back periods and over the weight averaging period. To calculate the weight of each Index Component in the Base Index on each Index Business Day (in the following contexts, a rebalancing day), six hypothetical portfolios are generated for each look-back period in the five Index Business Day weight averaging period related to that Index Business Day. Each portfolio is calculated to reflect the highest estimated expected return during each such look-back period, subject to the following constraints for each look-back period: (i) expected volatility of the portfolio must be less than or equal to 5%; (ii) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components; (iii) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero; and (iv) the aggregated weight of all the Index Components must be less than or equal to 100%. The target weight of each Index Component for a given day in the applicable weight averaging period will equal the average of the weights of such Index Component in the six

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hypothetical portfolios, while the weight of each Index Component for the daily Base Index rebalancing will equal the five-day average of such target weights. As a result, the weight of each Index Component will be different than it would have been had the Index Components been determined based on a single look-back period.

oThe Index may not successfully capture price momentum. The Index is constructed using what is generally known as a momentum-based investment strategy. Momentum-based investing generally seeks to capitalize on positive trends in the prices of assets. The Index attempts to track the positive price momentum in the Index Components, both through the Base Index rebalancing process and the risk-mitigation multiplier-adjustment mechanism. As such, the composition of the Index is based on the historical performance of the Index Components over both long-term and short-term periods. However, there is no guarantee that trends existing in the preceding periods will continue in the future. A momentum-based strategy is different from a strategy that seeks long-term exposure to a notional portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline. Additionally, even when the values of the Index Components tracked by the Index are trending downwards, the Index will continue to be composed of those Index Components until the next rebalancing. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative index that might be constructed from the Index Components.

Furthermore, averaging the Index Component weights across the six look-back periods, and the further averaging of such averaged target weights during the applicable weight-averaging period, may mute the effects of positive price momentum that might otherwise be realized by optimizing over a single time period, and may result in a Base Index that does not reflect price momentum and does not perform as well as an approach without averaging over different time periods. It is unlikely that the averaged target weights using the six look-back periods, or the five-day average of averaged target weights, would optimize estimated expected returns over any single time period, even in the absence of the other constraints described below.

Although the methodology seeks to reflect positive price momentum, in part, by selecting the portfolios of Index Components with the highest estimated expected returns for each look-back period, the Index Component minimum and maximum weights, the asset class minimum and maximum weights, the carry signal for each Index Component in the Fixed Income asset class and the 5% volatility target applied to the Base Index, may hinder the ability of the methodology to select the portfolio of Index Components with the highest estimated expected returns over any of the relevant look-back periods. Similarly, the Index may have diminished exposure to Index Components that are experiencing positive price momentum if such price momentum is accompanied by increased volatility that reduces the Index’s exposure to such Index Components.

Furthermore, the risk-mitigation multiplier-adjustment mechanism applied to the Volatility Target Index, which generally compares the level of the Volatility Target Index to its level 126 Index Business Days prior to such measurement day, may fail to identify negative price trends that would be evident if a different measurement period were taken into consideration. In addition, there is no guarantee that trends existing in the preceding 126 Index Business Days will continue in the future.

oLow volatility in the Index is not synonymous with low risk in an investment linked to the Index. For example, even if the volatility of the Index were to be in line with the volatility target, the Index level may decrease over time, which may result in a zero return on the notes.

oThe Index may not successfully limit volatility. The Index seeks to limit volatility in two stages (through application of the volatility constraint in rebalancing the Base Index and the 5% volatility control applied to the Base Index). In both cases, however, allocations are based on backward-looking historical measures and—in the case of allocations to the Base Index through application of the volatility control mechanism—exponentially weighted moving volatilities that give greater consideration to more recent volatility data. There is no assurance that the future realized volatility of the Base Index or the Index Components will exhibit similar levels of volatility as they have historically, or that recent historical volatility levels represent a better predictor of future volatility than would be the case using a longer historical period. In addition, it is unlikely that the Index will achieve the target volatility in any Index Component for any given period of time. The actual volatility achieved by the Index overall, as well as the volatility achieved for each Index Component, will likely differ – perhaps significantly – from the volatility target.

No assurance can be given that the Volatility Target Index will limit volatility to the 5% volatility target level. For example, if a sudden increase in the volatility of the Index Components causes the volatility of the Base Index to sharply exceed 5%, the exponentially weighted moving volatilities (which give varying consideration to volatility

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measures from earlier periods) may not respond quickly enough to this sudden volatility increase and the volatility-targeting feature may adjust the Index’s exposure to the Base Index only gradually. Under such conditions, actual realized volatility of the Volatility Target Index will likely exceed 5%.

oThe Index’s exposure to the performance of Index Components may be limited by deleveraging and the weight and volatility constraints. The Index may be subject to notional deleveraging, which may limit the gains of an investment linked to the Index. Deleveraging means that the increase or decrease in the level of an Index is subject to an adjustment decreasing exposure to riskier assets (i.e., for purposes of the Index, notional exposure to the Index Components), potentially reducing increases in the level of the Index if the values of the Index Components increase.

On each daily rebalancing day, the Index sets the weights for the Index Components by averaging weights that would have provided the highest estimated expected returns during six look-back periods, subject to specified constraints. These constraints, as well as the use of the five-day weight averaging period, could lower your return versus an investment that is not limited as to the maximum weighting allocated to any one Index Component or asset class, is not subject to the 5% volatility constraint or is not limited by minimum weights on other Index Components or asset classes. In addition, the Index’s exposure to such Index Component may be further reduced by the application of the volatility-targeting feature applied to the Base Index or the risk-mitigation multiplier-adjustment mechanism applied to the Volatility Target Index.

The Index’s volatility-targeting feature and risk-mitigation multiplier-adjustment mechanism may result in a significant portion of the Index’s exposure being uninvested. As a result, investors in notes linked to the Index may not benefit fully from increases in the value of the Index Components. The volatility-targeting feature and the risk-mitigation multiplier-adjustment mechanism represent an intended trade-off, in which some potential upside is given up in exchange for attempting to limit downside exposure in volatile markets (in the case of the volatility-targeting feature) or at times of negative price momentum (in the case of the risk-mitigation multiplier-adjustment mechanism). However, because the notes provide for the repayment of principal at maturity (subject to the credit risk of the issuer and the guarantor), the incremental benefit to holders of the notes from these intended safeguards may be limited. In other words, the notes themselves limit exposure to decreases in the level of the Index by providing for a payment at maturity that will be no less than the principal amount of the notes. Due to this feature of the notes, the Index’s volatility-targeting feature and risk-mitigation multiplier-adjustment mechanism, each of which attempts to reduce downside exposure to the Index Components, may not be as beneficial as they otherwise may be and the associated cost impacts, which are reflected in part in the above referenced trade-off, may not prove to be advantageous to you. Investors should be aware that if the values of the Index Components increase or decrease, an investment linked to the Index may not experience the same magnitude of increase or decrease as the Index Components.

oThe Index’s risk-mitigation multiplier-adjustment mechanism may not work as intended and may limit returns. The Index employs a risk-mitigation multiplier-adjustment feature which aims to provide a notional performance-controlled exposure to the Volatility Target Index and limit the Index’s exposure to negative price momentum in the Volatility Target Index. This is achieved by decreasing the exposure of the Index to the Volatility Target Index (and, in turn, the Index Components) if the Volatility Target Index has exhibited negative price momentum (which is deemed to occur when the Volatility Target Index level falls below its level on the 126th Index Business Day preceding such measurement day). A decrease in the historical performance of the Volatility Target Index may decrease the exposure of the Index to the Volatility Target Index (and, in turn, the Index Components). The future performance of the Volatility Target Index may differ from the historical performance of the Volatility Target Index. In addition, the exposure to the Volatility Target Index (and, in turn, the performance of the Index) may be different than it would have been had the price momentum been calculated in a different manner or by comparing Volatility Target Index levels across different dates. Further, due to the ten measurement day period, the Index may be slow to reduce exposure to the Volatility Target Index (and, in turn, the Index Components) in reaction to a sudden increase in negative price momentum as measured by the Index. Conversely, the Index may be slow to increase exposure to the Volatility Target Index (and, in turn, the Index Components) when the market has recovered from previous drops in historical performance reflected in the Volatility Target Index. Persistent negative price momentum as measured by the risk-mitigation multiplier-adjustment mechanism may cause the Index to have a low allocation to the Index Components for a prolonged period of time. To the extent that the Index’s absolute overall exposure to the Index Components is less than 100%, the Index will have reduced exposure to any positive performance of the Index Components and may underperform as compared to an Index for which the exposure were not reduced by a risk-mitigation multiplier-adjustment mechanism.

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oBecause estimated expected returns and expected volatility are measured on an aggregate basis, the Index could include Index Components with a high expected volatility and could exclude Index Components with a high estimated expected return. Because estimated expected returns and expected volatility are measured on an aggregate basis within each hypothetical portfolio, the Index could include Index Components with a high expected volatility and could exclude Index Components with a high estimated expected return. An Index Component with a relatively high expected volatility may be included in the Index because of its historically low or negative correlation with another Index Component that is also included in the portfolio. If such historical correlations were to cease, which may be more likely to occur during periods of market stress, you may be exposed to high levels of aggregate volatility that were not anticipated by the methodology.  In addition, highly correlated Index Components may be excluded from a hypothetical portfolio, in whole or in part, on a rebalancing day, even if, on an independent basis, such Index Components have a relatively high estimated expected return for the look-back periods or relatively low expected volatility for the look-back periods.

oThe Index is particularly susceptible to “choppy” markets. Past performance is particularly likely to be a poor indicator of future performance in “choppy” markets, which are characterized by short-term volatility and the absence of consistent long-term performance trends. In such markets, strategies that use past performance as an indicator of future performance, such as that followed by the Index, are subject to “whipsaws,” which occur when the market reverses and does the opposite of what is indicated by past performance. The Index may experience significant declines in such markets.

oThe value of the Index and any instrument linked to the Index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the allocation of any Index Component at any time.

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Index Components. The Index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

oChanges in the value of the Index Components may offset each other. Because the Index Components represent a range of asset classes and geographic regions, price movements of Index Components representing different asset classes or geographic regions may not correlate with each other. At a time when the value of an Index Component representing a particular asset class or geographic region increases, the value of other Index Components representing different asset classes or geographic regions may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the value of some of the Index Components may be moderated, or more than offset, by lesser increases or declines in the level of other Index Components.

oThe Index is subject to risks associated with the use of leverage. At times, the Index will use leverage in an effort to achieve its target volatility. When the Index employs leverage, any declines in the values of the Index Components will be magnified, resulting in accelerated losses.

oThe Index was established on January 5, 2026 and therefore has very limited actual operating history. The performances of the Index and some of the component data have been retrospectively simulated prior to January 5, 2026. As such, performance for periods prior to the establishment of the Index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. The methodology and the Index used for the calculation and retrospective simulation of the Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

oAs the Index is new and has very limited actual historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the Index prior to January 5, 2026 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

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￭Morgan Stanley & Co. developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.

￭The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

￭It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back-tested levels of the Index.

oAn investment in the notes involves risks associated with foreign equities and bonds, currency exchange rates, commodities, interest rates and credit. The Index can consist of Index Components representing foreign equities. Therefore, an investment in the notes involves risks associated with the securities markets in those foreign markets, including but not limited to risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, because the value of an Index Component representing foreign securities is generally related to the U.S. dollar value of securities underlying the index tracked by such Index Component, an investment in the notes involves currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.

In addition, the Index can consist of Index Components representing commodities and thus investors in instruments linked to the Index are exposed to risks associated with commodities. Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the prices of commodities and therefore the value of the Index and the notes, in varying and potentially inconsistent ways.

Moreover, the Index can consist of Index Components representing fixed-income securities. The market prices of the bonds held by these Index Components are volatile and significantly influenced by several factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds. In general, the value of bonds is significantly affected by changes in current market interest rates. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.

Interest rates are subject to volatility due to a variety of factors, including:

￭sentiment regarding underlying strength in the U.S. economy and global economies;

￭expectations regarding the level of price inflation;

￭sentiment regarding credit quality in the U.S. and global credit markets;

￭central bank policies regarding interest rates; and

￭the performance of U.S. and foreign capital markets.

In addition, the prices of the bonds held by the relevant Index Components are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by these Index Components may have their credit ratings modified, or their credit spreads may change significantly. These events may affect only a few or many bonds and may have a significant effect on the value of the notes.

oAdjustments to the Index could adversely affect the value of the notes. The Index Sponsor may add, delete or substitute the Index Components or make other methodological changes that could change the value of the Index.

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Any of these actions could adversely affect the value of the notes. The Index Sponsor may also discontinue or suspend calculation or publication of the Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

oHigher future prices of the futures contracts constituting the relevant Index Components relative to their current prices may lead to a decrease in any payment on notes linked to the Index. Because some of the Index Components are composed of futures contracts, the value of the Index may be negatively affected by the costs associated with rolling forward futures positions. This process of replacing expiring futures contracts with futures expiring at a later date is referred to as rolling. Excluding other considerations, if the markets for the relevant Index Components’ underlying futures contracts are in contango, where the prices of futures contracts in more distant expiry months are higher than the prices of the same futures contracts in the nearer expiry months, the purchase of the later-expiring contract would take place at a price that is higher than the price of the earlier-expiring contract, thereby creating a negative roll yield. The presence of contango in the relevant markets would adversely affect the value of the relevant Index Components and, therefore, the level of the Index. This negative roll yield would be separate from, and in addition to, the fees incurred with respect to the Index and the Index Components.

oThe Index may not be fully invested in the Base Index. On any given Index Business Day, the Index’s exposure to the Base Index will be less than 100% when so dictated by leverage limits and volatility controls. The Index will target 5% volatility, subject to maximum leverage of 125%.

oIf the Index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternate payment amount, if any, in lieu of the payment due at maturity in excess of the stated principal amount. If MS & Co., as the Index Sponsor, discontinues publication of the Index and, as the calculation agent, determines in its sole discretion that no successor index is available, no payment in excess of the stated principal amount will be paid on the notes. Instead, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternate payment amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any payment at maturity in excess of the stated principal amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the Index and its components and current and expected interest rates. The alternate payment amount, if any, will be paid at maturity in addition to the stated principal amount of the notes. As a result, investors will have no more exposure to the Index once the calculation agent determines that no successor index is available to replace the discontinued Index, but will not receive the alternate payment amount until the maturity date. See “Additional Terms of the Notes—Discontinuance of the underlier” below.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

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Historical Information

Morgan Stanley Amplitude IndexTM Overview

Bloomberg Ticker Symbol: MSAMP5

The Morgan Stanley Amplitude IndexTM (the “Index”) was developed and is maintained and calculated by MS & Co. The Index was established by MS & Co. on January 5, 2026 and employs a rules-based strategy to construct and track the performance of a notional multi-asset portfolio.  In addition, the strategy imposes an overall volatility-targeting feature and a risk-mitigation multiplier-adjustment mechanism upon the resulting portfolio. The Index measures the performance of a base index (the “Base Index”) that consists of long positions in up to 11 indices, representing global equities, fixed income securities, commodities and a liquid alternatives component, each as described further below (collectively, the “Index Components”).

The Index aims to track the positive price momentum in the Index Components, subject to the following limitations: (i) at the Base Index level, the Index constructs portfolios of the Index Components subject to the following constraints for each specified look-back period: (a) expected volatility of the portfolio must be less than or equal to 5%; (b) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components (see “Annex A – The Morgan Stanley Amplitude IndexTM – Index Components”); (c) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero; and (d) the aggregated weight of all the Index Components must be less than or equal to 100% (see “Annex A – The Morgan Stanley Amplitude IndexTM – Composition of the Base Index and Calculation of the Base Index Level”); (ii) the Index then adjusts exposure to the Base Index to the extent that the realized volatility of the Base Index deviates from a volatility level of 5%, resulting in a volatility target index (the “Volatility Target Index”) (see “Annex A – The Morgan Stanley Amplitude IndexTM – Volatility Targeting”); and (iii) the Index then further adjusts exposure to the Volatility Target Index based on whether or not it has exhibited negative price momentum (see “Annex A – The Morgan Stanley Amplitude IndexTM – Risk-Mitigation Multiplier-Adjustment Mechanism”).

In addition, the Index incurs the following fees: (i) a fee of 0.65% per annum is deducted from the Index level on a daily basis; (ii) an aggregate cost for each Index Component, which reflects the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index; and (iii) additional fees are incurred with respect to the Index Components and their components, as specified under “Index Components” below. For the period from June 1, 2012 to January 5, 2026 (based solely on hypothetical back-tested data), the Index’s total fees averaged approximately 1.4% per annum. The total fees on a going-forward basis may differ, perhaps materially, from this figure. The fees will reduce the performance of the Index, offsetting any positive performance of the Index or exacerbating any negative performance.

For additional information about the Morgan Stanley Amplitude IndexTM, see the information set forth under “Annex A— Morgan Stanley Amplitude IndexTM” below.

The inception date for the underlier was January 5, 2026. All information regarding the underlier prior to January 5, 2026 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to January 5, 2026. Such data must be considered illustrative only.

The closing level of the underlier on June 30, 2026 was 206.67. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

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Underlier Daily Closing Levels January 1, 2021* to June 30, 2026

*The red vertical line indicates January 5, 2026, which is the date on which the underlier was established. All information regarding the underlier prior to January 5, 2026 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Some definitions:

All references to an underlying index in the definitions of the following terms, as set forth under “Description of Notes—General Terms of Notes—Some Definitions” in the accompanying product supplement, shall be deemed to refer to an Index Component when read in conjunction with this document:

●market disruption event

●relevant exchange

All references to the securities constituting the underlying index in the sections of the accompanying product supplement called “Description of Notes—Postponement of Observation Date(s)” and “—Postponement of Payment Date(s) (Including the Maturity Date)” shall be deemed to refer to the Index Components, when read in conjunction with this document.

Discontinuance of the underlier:

The following provision supersedes in its entirety “Description of Notes—Additional Terms of Notes Linked to an Underlying Index or a Basket Index—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlier and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlier (such index being referred to herein as a “successor index”), then any subsequent closing level will be determined by reference to the published value of such successor index at the regular weekday close of trading on any trading day that the closing level is to be determined, and, to the extent the closing level of such successor index differs from the closing level of the underlier at the time of such substitution, a proportionate adjustment will be made by the calculation agent to the initial level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of such notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlier and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternate payment amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any subsequent payment on the notes, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of underlier and its components and current and expected interest rates. The alternate payment amount, if any, will be paid at maturity in addition to the stated principal amount of the notes.

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a security is a rate of 4.8022% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of securities, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on a security) that will be deemed to have accrued with respect to a security during each calendar period.

Projected Payment Date(s)

Projected Payment(s) (per $1,000)

Accrued OID During Calendar Period (per $1,000)

Total Accrued OID (per $1,000)

December 30, 2026

$0.0000

$23.2106

$23.2106

June 30, 2027

$0.0000

$24.5683

$47.7789

December 30, 2027

$0.0000

$25.1582

$72.9371

June 30, 2028

$0.0000

$25.7623

$98.6994

December 30, 2028

$0.0000

$26.3809

$125.0803

June 30, 2029

$0.0000

$27.0143

$152.0946

December 30, 2029

$0.0000

$27.6629

$179.7575

June 30, 2030

$0.0000

$28.3272

$208.0847

December 30, 2030

$0.0000

$29.0073

$237.0920

June 30, 2031

$0.0000

$29.7038

$266.7958

July 3, 2031

$1,267.3028

$0.5070

$267.3028

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder

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(“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $990 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each note from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the notes (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the

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product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the tax supplement or in the prospectus. Each of the product supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Annex A – Morgan Stanley Amplitude IndexTM

The Morgan Stanley Amplitude IndexTM (the “Index”) was developed and is maintained and calculated by Morgan Stanley & Co. LLC (“MS & Co”). The Index was established by MS & Co. on January 5, 2026 and employs a rules-based strategy to construct and track the performance of a notional multi-asset portfolio. In addition, the strategy imposes an overall volatility-targeting feature and a risk-mitigation multiplier-adjustment mechanism upon the resulting portfolio. The Index measures the performance of a base index (the “Base Index”) that consists of long positions in up to 11 indices, representing global equities, fixed income securities, commodities and a liquid alternatives component, each as described further below (collectively, the “Index Components”).

The Index aims to track the positive price momentum in the Index Components, subject to the following limitations: (i) at the Base Index level, the Index constructs portfolios of the Index Components subject to the following constraints for each specified look-back period: (a) expected volatility of the portfolio must be less than or equal to 5%; (b) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components, as specified in the table under “Index Components” below; (c) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero; and (d) the aggregated weight of all the Index Components must be less than or equal to 100% (see “Composition of the Base Index and Calculation of the Base Index Level” below); (ii) the Index then adjusts exposure to the Base Index to the extent that the realized volatility of the Base Index deviates from a volatility level of 5%, resulting in a volatility target index (the “Volatility Target Index”) (see “Volatility Targeting” below); and (iii) the Index then further adjusts exposure to the Volatility Target Index based on whether or not it has exhibited negative price momentum (see “Risk-Mitigation Multiplier-Adjustment Mechanism” below).

In addition, the Index incurs the following fees: (i) a fee of 0.65% per annum is deducted from the Index level on a daily basis; (ii) an aggregate cost for each Index Component, which reflects the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index; and (iii) additional fees are incurred with respect to the Index Components and their components, as specified under “Index Components” below. For the period from June 1, 2012 to January 5, 2026 (based solely on hypothetical back-tested data), the Index’s total fees averaged approximately 1.4% per annum. The total fees on a going-forward basis may differ, perhaps materially, from this figure. The fees will reduce the performance of the Index, offsetting any positive performance of the Index or exacerbating any negative performance.

Index Components

The Index allocates its exposure among the following Index Components, each of which is described further below. As indicated in the table below, certain Index Components and asset classes are subject to minimum and/or maximum weight constraints (as further described under “Composition of the Base Index and Calculation of the Base Index Level” below). In addition, as specified in the table below, the Index Components incur transaction costs and/or margin costs (as further described under “Calculation of the Index Level” below).

Index Component	Ticker	Asset Class	Minimum Aggregated Assigned Weight	Maximum Aggregated Assigned Weight	Maximum Individual Assigned Weight	Reference Currency	Transaction Cost	Margin Cost	Related Exchange(s)
MS S&P 500 Rolling Future Index	MSCRFGES	Equities	10%	50%	30%	USD	0.02%	0.20%	CME Group
MS NASDAQ-100 Rolling Future Index	MSCRFGNQ				30%	USD	0.02%	0.20%	CME Group
MS EURO STOXX 50 Rolling Future Index	MSCRFGVG	Equities	N/A	40%	20%	EUR	0.02%	0.20%	Eurex
MS TOPIX Rolling Future Index	MSCRFGTP				20%	JPY	0.02%	0.20%	Osaka
MS 10-Year US Treasury Note Rolling Future Index	MSCRFGTY	Fixed Income	N/A	80%	60%	USD	0.02%	0.20%	CME Group
MS 10-Year Euro-Bund Rolling	MSCRFGRX				40%	EUR	0.02%	0.20%	Eurex

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Future Index
MS 10-Year JGB Rolling Future Index	MSCRFGJB				40%	JPY	0.02%	0.20%	Osaka
MS Gold Rolling Future Index	MSCRFGGC	Gold	N/A	30%	30%	USD	0.02%	0.20%	Comex
MS DXY Rolling Future Index	MSCRFGDX	U.S. Dollar	N/A	20%	20%	USD	0.02%	0.20%	ICE Futures U.S.
Bloomberg Commodity IndexSM	BCOM	Commo dities	N/A	20%	20%	USD	0.02%	0.20%	The exchanges of the contracts included in such Index Component
MS Fixed Weight Basket SR Strategy	MSCBRQIS	Alternati ves	20%	20%	20%	USD	0.02%	0.00%	The exchanges of the contracts included in such Index Component

Description of Index Components

The rows shaded in grey above represent the Index Components that are referred to as “Rolling Futures Indices” for purposes of the following description. The Rolling Futures Indices are comprised of rolling positions in futures contracts on assets representing global equities, fixed income securities, gold and the U.S. dollar. As the futures contracts that compose each Rolling Futures Index approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in April may specify a June expiration. As the June expiration date approaches, the contract expiring in June is replaced by a contract that expires in August. This is accomplished by selling the June-expiring contract and purchasing the August-expiring contract. This process is referred to as “rolling.” Excluding other considerations, if the market for the underlying futures contracts is in “contango,” where the prices are higher in the distant expiry months than in the nearer expiry months, the purchase of the August contract would take place at a price that is higher than the price of the June contract, thereby creating a negative “roll yield.” Many of the relevant asset classes have historically exhibited contango markets. The presence of contango in the relevant markets could adversely affect the values of the Rolling Futures Indices and, therefore, the level of the Index. The Rolling Futures Indices have all been developed by MS & Co. and will be calculated and published by MS & Co.

The Bloomberg Commodity IndexSM (the “BCOM Index”) is currently composed of 24 exchange-traded futures contracts on 24 physical commodities and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the underlying commodity index. The value of the BCOM Index is computed on the basis of hypothetical investments in the basket of commodities that make up the BCOM Index. The BCOM Index is a proprietary index that is calculated by Bloomberg Finance L.P. (“Bloomberg”). The methodology for determining the composition and weighting of the BCOM Index and for calculating its value is subject to modification by Bloomberg at any time.

The MS Fixed Weight Basket SR Strategy (the “MSCBRQIS Index”) reflects the notional performance of a fixed weighted basket (totaling 300%), resulting in leveraged exposure to the basket as a whole, that consists of the below components (the “Sub-Indices”), each of which is further described below. As indicated in the table below, the MSCBRQIS Index incurs a trading cost with respect to the MSCB60BR Index and the MSSKEWXR Index when exposure is adjusted to achieve the applicable target weight on a rebalancing date. In addition, the MSCB60BR Index incurs a per annum running fee as specified below.

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Sub-Index	Ticker	Index Component Currency	Basket Weights	Trading Cost (per transaction)	Running Cost (per annum)
MSCB60BR - BCOM F6 Long and BCOM F0 Short with Beta Adjusted Weight Index	MSCB60BR	USD	100%	0.02%	0.50%
Morgan Stanley Cross Asset Skewness Series R Index	MSSKEWXR	USD	100%	0.05%	0%
Morgan Stanley US Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3ES	USD	25%	*	0%
Morgan Stanley Non-Financial US Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3NQ	USD	25%	*	0%
Morgan Stanley Europe Blue-Chip Short-Only Intraday Momentum Series 3 Index	MSCBR3VG	EUR	25%	*	0%
Morgan Stanley Japan Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3NK	JPY	25%	*	0%

*The costs associated with these Sub-Indices are set forth under the “Intraday Trend Index” table below.

The MSCB60BR - BCOM F6 Long and BCOM F0 Short with Beta Adjusted Weight Index (the “MSCB60BR Index”) aims to capture the relative performance between the BCOM Index (as described above) and the Bloomberg Commodity Index 6 Month Forward (the “BCOMF6 Index”) by taking a short position in the BCOM Index and a long position in the BCOMF6 Index. The BCOMF6 Index is a forward-month version of the BCOM Index that trades longer-dated commodity futures contracts. The BCOMF6 Index follows the methodology of the BCOM Index, except that the futures contracts used for calculating the BCOMF6 Index are advanced, as compared to the BCOM Index, such that the delivery months for the reference contracts are 6 months later than those of the corresponding reference contracts used for the BCOM Index. The futures contracts included in the BCOM Index and the BCOMF6 Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”). The MSCB60BR Index will likely underperform when the market for futures contracts shifts from contango, in which futures prices are higher than the spot price, to backwardation, in which futures prices are lower than the spot price. This will make the long position in the further-out contract (the BCOMF6 Index) underperform the near-term contract (BCOM Index). As indicated in the table above, the MSCB60BR Index incurs a trading cost when its exposure is adjusted to achieve the applicable target weight on a rebalancing date, as well as a per annum running cost. The MSCB60BR Index has been developed by Morgan Stanley Capital Group Inc. and will be calculated and published by Morgan Stanley Capital Group Inc.

The Morgan Stanley Cross Asset Skewness Series R Index (the “MSSKEWXR Index”) implements a long-short skewness strategy on fifty-eight component indices, each of which is calculated and published by MS & Co., representing equities, fixed income securities and commodities. “Skewness” is a measure of the asymmetry of the distribution of returns. The MSSKEWXR Index will take long positions in the component indices that are negatively skewed, while taking short positions in the component indices that are positively skewed. As indicated in the table above, the MSSKEWXR Index incurs a trading cost when its exposure is adjusted to achieve the applicable target weight on a rebalancing date. Additional fees are incurred with respect to the component indices of the MSSKEWXR Index, including transaction costs associated with rebalancing the weights of each component index and holding costs associated with financing a position in each component index. The MSSKEWXR Index has been developed by MS & Co. and will be calculated and published by MS & Co.

The rows shaded in grey in the Sub-Index table above represent the subindices that are referred to as “Intraday Trend Indices” for purposes of the following description. The Intraday Trend Indices seek to capture intraday momentum by initiating a short intraday position if the relevant Underlying Futures (as specified in the table below) are trading below the previous end-of-day prices by more than a specified minimum return threshold. The intraday position is sized proportionally to the intraday price movements and inversely proportional to the daily volatility of the Underlying Futures. All intraday positions are unwound at the end of the day and no exposure is held overnight. The daily return of each Intraday Trend Index is a function of the daily profit or loss from the exposure to the Underlying Futures, reduced by fees that reflect assumed hypothetical transaction costs and risks associated with trading the Underlying Futures position (“Transaction Costs”). The level of an Intraday Trend Index is expected to increase when the intraday exposure is short and the

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intraday change in the value of the Underlying Futures is negative, subject to the impact of the above-referenced Transaction Costs. The level of an Intraday Trend Index is expected to decrease when the intraday exposure is short and the intraday change in the value of the Underlying Futures is positive, with a further negative impact from the Transaction Costs. The level of each Intraday Trend Index is expressed in the currency of its Underlying Futures. The Underlying Futures and Transaction Cost with respect to each Intraday Trend Index are set forth in the table below. The Intraday Trend Indices have been developed by MS & Co. and will be calculated and published by MS & Co.

Intraday Trend Index	Ticker	Underlying Futures	Transaction Cost
Morgan Stanley US Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3ES	S&P 500 E-Mini Futures	0.0001
Morgan Stanley Non-Financial US Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3NQ	NASDAQ 100 E-Mini Futures	0.0001
Morgan Stanley Europe Blue-Chip Short-Only Intraday Momentum Series 3 Index	MSCBR3VG	EURO STOXX 50 Index Futures	0.0002
Morgan Stanley Japan Large Cap Short-Only Intraday Momentum Series 3 Index	MSCBR3NK	Nikkei 225 Futures Yen-Denominated OSA	0.00015

Composition of the Base Index and Calculation of the Base Index Level

On each Index Business Day, the Base Index is calculated and rebalanced. An “Index Business Day” means a day that is not a public holiday for any of the Index Components. The Base Index will allocate its exposure to the Index Components as follows:

Composition of the Base Index: The Base Index’s exposure to the Index Components is rebalanced using a mean variance optimization technique, which utilizes the expected return, expected risk and the covariance (meaning, the extent to which the returns of the Index Components move together) of the Index Components to allocate exposure in a manner so as to target the optimal expected risk/return tradeoff. On each Index Business Day, the hypothetical portfolios of Index Components that would have provided the highest estimated expected returns during each of six look-back periods (20 Index Business Days, 40 Index Business Days, 60 Index Business Day, 120 Index Business Days, 180 Index Business Day and 250 Index Business Days) are calculated. The look-back periods are measured from (but excluding) the day which falls 20, 40, 60, 120, 180 and 250 Index Business Days prior to the given Index Business Day. The estimated expected returns are determined by using the natural logarithm return for each Index Component over the relevant look-back period.

Each portfolio is subject to the following constraints for each look-back period: (i) expected volatility of the portfolio (calculated as the square root of the portfolio’s weighted co-variance across all Index Components) must be less than or equal to 5%; (ii) minimum aggregated assigned weights for certain asset classes, maximum aggregated assigned weights for each of the asset classes and maximum individual assigned weights for all Index Components, as specified in the table under “Index Components” above; (iii) any Index Component in the Fixed Income asset class will be assigned a weight of 0% in the Index if its carry signal is less than or equal to zero, as further described below; and (iv) the aggregated weight of all the Index Components must be less than or equal to 100%.

If an eligible portfolio with the above-mentioned constraints cannot be found for a given look-back period, the portfolio composition as of the prior Index Business Day is carried forward instead. This results in six hypothetical portfolios of Index Components (one for each look-back period). On each Index Business Day, a target weight is calculated for each Index Component as the average of the weights of such Index Component in the six hypothetical portfolios. Because the MSCBRQIS Index has a fixed weight within the Base Index, its target weight in each eligible portfolio will be set at 20%.

When the Index has less than 20 Index Business Days of historical data, the target weight of each Index Component will be fixed at one divided by eleven. When the Index has greater than or equal to 20 Index Business Days but less than 40 Index Business Days of historical data, the target weight of each Index Component will be the weight of such Index Component in the hypothetical portfolio for the look-back period of 20 Index Business Days. When the Index has greater than or equal to 40 Index Business Days but less than 250 Index Business Days of historical data, the target weight of each Index Component will be calculated as the average of the weights of such Index Component in the hypothetical portfolios for the available look-back periods.

On each Index Business Day, the weight of each Index Component in the Base Index will equal the average of the target weights for such Index Component over the weight-averaging period related to such Index Business Day. The weight-averaging period for any Index Business Day will be the period from (but excluding) the fifth Index Business Day on which no Adjustment Event (as described below) occurs or is continuing with respect to any Index Component prior to such day to (and including) such day.

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The weighted basket of Index Components resulting from the application of the weights calculated above represents the Base Index. As a result of the constraints applied in its methodology, the Base Index may include as few as two Index Components and may not include some of the eligible Index Components or asset classes.

Carry Signal: A carry signal is determined for each Index Component in the Fixed Income asset class. Carry is a measure that aims to reflect the profits (or losses) of investing in bonds using borrowed money and is based on the difference between the amount of interest received and the funding costs. The carry used in the calculation of the Fixed Income Index Components includes a roll-down return based on an overnight rate, a long-term rate, a short-term rate and a CPI data input, each specified in the table below. The carry signal will be calculated as set forth in the following formulas:

= the carry in respect of Index Business Day t;
= the long-term rate for the applicable Index Component, as specified in the table below;
= the overnight rate for the applicable Index Component, as specified in the table below;

= with respect to MSCRFGRX and MSCRFGJB, the latest available print of the CPI Ticker for the applicable Index Component, as specified in the table below, on or immediately prior to that Index Business Day, and with respect to MSCRFGTY, the latest available print of the CPI Ticker for that Index Component, as specified in the table below, on or immediately prior to that Index Business Day divided by the corresponding print of the CPI Ticker for the same month in the preceding year minus 1.

= the roll down with respect to Index Business Day t, calculated as follows:
= the duration with respect to Index Business Day t, calculated as follows:

Index Component	Ticker	CPI Ticker	Overnight Rate Ticker	Short-Term Rate Ticker	Long-Term Rate Ticker
MS 10-Year US Treasury Note Rolling Future Index	MSCRFGTY	CPURNSA Index	FEDL01 Index	H15T5Y Index	H15T10Y Index
MS 10-Year Euro-Bund Rolling Future Index	MSCRFGRX	GRCP20YY Index	ESTRON Index*	GDBR5 Index	GDBR10 Index
MS 10-Year JGB Rolling Future Index	MSCRFGJB	JNCPIYOY Index	MUTKCALM Index	GJGB5 Index	GJGB10 Index

*Prior to October 2, 2019, the Overnight Rate Ticker for MSCRFGRX was the EONIA Index. On and after October 2, 2019, the Overnight Rate Ticker for MSCRFGRX changed to the ESTRON Index.

Calculation of the Base Index Level: On each Index Business Day, the Base Index Level will equal the product of (i) the Base Index Level from the previous Index Business Day and (ii) one plus the product of (a) weighted average of the returns of each Index Component in the Base Index and (b) the ratio of the FX Rate for the applicable Index Component on the current Index Business Day to the FX Rate for such Index Component on the prior Index Business Day. The FX Rate means, in respect of an Index Business Day and

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an Index Component, the mid spot rate of exchange between the Reference Currency in respect of an Index Component and the U.S. dollar, as determined by MS & Co. in respect of such Index Business Day by reference to the applicable WMCO fixing spot exchange rate.

Volatility Targeting

Volatility Control: The Index dynamically adjusts its exposure to the Base Index on a daily basis to target a 5% annualized volatility level, subject to a leverage cap of 125%. The volatility measure used to calculate the Volatility Target Index is based on the higher of two realized volatilities of the Base Index using (i) a short-term “decay factor” of 0.94 giving relatively greater weight to more recent volatilities and (ii) a long-term “decay factor” of 0.97 giving relatively greater weight to older volatilities (the greater of which represents the “Realized Volatility”). In order to calculate the “exponentially weighted” realized variance (which is the square of “exponentially weighted” realized volatility), in addition to other mathematical operations, the relative weight given to the most recent daily observation of variance equals one minus the “decay factor,” while the relative weight given to a term representing the prior calculated “exponentially weighted” realized variance measure equals the “decay factor” (which itself is calculated using the same decay factor for its prior volatility measure, and so on). The Realized Volatility with respect to a particular Index Business Day will equal the square root of the sum of (a) the product of the decay factor multiplied by the square of the Realized Volatility of the Base Index on the immediately preceding Index Business Day and (b) the product of (i) one minus the decay factor, (ii) 252 divided by 5 and (iii) the squared natural logarithm of the level of the Base Index on that Index Business Day divided by the level of the Base Index as of five Index Business Days prior. As a result, a higher “decay factor” gives relatively greater weight to older data. If the Realized Volatility exceeds the Volatility Target of 5%, the allocation to the Base Index will be decreased, with the objective of reducing Index volatility, and if the Realized Volatility is below the Volatility Target, the allocation to the Index may be increased. In each case, the Base Index allocation will generally equal the Volatility Target divided by the Realized Volatility, subject to a maximum of 125%. Under no circumstances will the Index employ exposure of greater than 125% to the Base Index. If the Index’s exposure to the Base Index is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return.

Once the Index’s exposure to the Base Index is adjusted in accordance with the steps outlined above (resulting in the “Base Strategy Exposure”), the Volatility Target Index is calculated. The Volatility Target Index level is calculated as the product of (i) the Volatility Target Index Level on the preceding Index Business Day and (ii) one plus (a) the product of (1) the Base Strategy Exposure on the preceding Index Business Day and (2) the percent change in the Base Index level from the previous Index Business Day to the current Index Business Day, minus (b) the product of (1) 0.65% and (2) the number of calendar days since the preceding Index Business Day divided by 360.

Risk-Mitigation Multiplier-Adjustment Mechanism

Following the volatility rebalancing set forth above, if on a rebalancing day the resulting Volatility Target Index level has exhibited negative price momentum, the Index allocations will be adjusted again in order to reduce the Index’s exposure to the Volatility Target Index. Negative price momentum is deemed to occur if, on one or more of the ten Index Business Days preceding such rebalancing day (each, a “measurement day”), the Volatility Target Index level is lower than its level 126 Index Business Days prior to such measurement day. On any rebalancing day, the exposure of the Index to the Volatility Target Index will be based on a weighted percentage of the number of measurement days during which the Volatility Target Index level equals or exceeds its level on the 126th Index Business Day preceding such measurement day, with a value of 1 assigned to each measurement day for which such condition is satisfied and a value of 0.25 assigned to each measurement day for which such condition is not satisfied. The values of 1 and 0.25 assigned in this step are each referred to as a “Risk Mitigation Multiplier.” For example, if the level of the Volatility Target Index on each of the ten measurement days was greater than or equal to its level 126 Index Business Days prior to such measurement day, the Index would be allocated 100% to the Volatility Target Index on such rebalancing day. Conversely, if the level of the Volatility Target Index on each of the ten measurement days was less than its level 126 Index Business Days prior to such measurement day, the Index would be allocated 25% to the Volatility Target Index on such rebalancing day.

Calculation of the Index Level

The Index’s base value was set to 100 as of June 1, 2012. Thereafter, and on an ongoing basis, the Index is calculated on each Index Business Day. The Index Level will equal (i) the Index Level from the previous Index Business Day multiplied by (ii) one minus the product of (a) a fee of 0.65% and (b) the number of calendar days since the preceding Index Business Day divided by 360 plus (iii) the sum of the product of (a) the quantity of each Index Component held in the Index as of the prior Index Business Day, (b) the change in the level of respective Index Component from the prior Index Business Day to the current Index Business Day and (c) the FX Rate with respect to that Index Component on that Index Business Day minus (iv) the aggregate cost for all Index Components (as described below).

Calculation of Aggregate Costs for the Index Components: On each Index Business Day, the aggregate cost for each Index Component will reflect the sum of a transaction cost to rebalance the Index Components in the Index and a margin cost to hold the Index Components in the Index, calculated as follows: the sum of (i) the product of (a) the absolute change in the quantity of the Index Component from the prior Index Business Day to the current Index Business Day, (b) the transaction cost for that Index Component as specified in the table under “Index Components” above, (c) the closing level of that Index Component on that Index Business Day and (d) the FX Rate for the applicable Index Component on that Index Business Day, and (ii) the product of (a) the absolute quantity of the Index Component on the prior Index Business Day, (b) the number of calendar days since the preceding Index Business Day divided by 360, (c) the margin cost for that Index Component as specified in the table under “Index Components” above, (d) the closing level of

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that Index Component on the prior Index Business Day and (e) the FX Rate for the applicable Index Component on the prior Index Business Day. The sum of the aggregate costs for each Index Component will reflect the aggregate cost for all Index Components.

Adjustments, Disruptions and Errors

Adjustment Events

Each of the following is an “Adjustment Event” for the Index:

●“Index Component Disruption Event” means the occurrence of an event that results in the occurrence of an Index Component Disrupted Day.

●“Disruption Event” means each of (i) a Change in Law, (ii) a Disappearance or Unavailability Event, (iii) a Price Source Disruption Event and (iv) a Termination of Data License, each as further described below.

●“Force Majeure Event” means an event or circumstance has occurred beyond the reasonable control of the Index Sponsor (including, without limitation, a systems or IT failure (including, without limitation, a systems breakdown, incomplete or ineffective upgrade, malfunction, malware, virus or other similar circumstances affecting the Index Sponsor’s information technology and related processing systems), fire, flood, building evacuation, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) which directly or indirectly prevents or otherwise affects the determinations of the Index Sponsor and/or the Index Calculation Agent in relation to the Index.

●any unusual or unanticipated situation that makes it necessary or appropriate to adjust the Index outside scheduled adjustments and rebalances, including any regulatory, economic or other circumstance that results in the Index Sponsor having to make an adjustment to allow the Index to continue to achieve its objective.

Disruption Events

Each of the following is a “Disruption Event” for the Index:

●“Change in Law” means there has been a change in applicable law or regulation or the promulgation of or any change in the interpretation of any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation that prevents or will prevent the Index Sponsor and/or the Index Calculation Agent from calculating and/or publishing the Index.

●“Disappearance or Unavailability Event” means there is (i) a permanent discontinuation of trading in an Index Component or (ii) a disappearance or permanent discontinuance or unavailability of an Index Component Value, notwithstanding the status of trading in the relevant Index Component (if applicable), or any other source data required to calculate the Index.

●“Price Source(s) Disruption” means any Index Component Price Source, Index Component Underlying Price Source, or other source data required to calculate the Index is insufficient, inaccurate or unreliable or not available whether due to temporary or permanent discontinuance or failure of the price source for such data or otherwise, as determined by the Index Calculation Agent.

●“Termination of Data License” means the occurrence of a termination, revocation or suspension of any third-party license agreement or permission pursuant to which data is supplied to compile or calculate the Index.

Definitions

“Index Calculation Agent” is Morgan Stanley & Co. LLC.

“Index Sponsor” is Morgan Stanley & Co. LLC.

“Index Component Underlying Price Source” means, in respect of an Index Component, any information service, exchange or data source used to calculate the price or level of any share, security, commodity, rate, index or other component included in such Index Component, as determined by the Index Calculation Agent.

“Index Component Price Source” means, in respect of an Index Component, the level as published by the Related Calculation Agent. The “Related Calculation Agent” is Bloomberg with respect to the BCOM Index and MS & Co. with respect to all other Index Components, or, in each case, any successor thereto.

“Index Component Disrupted Day” means any day on which there is a Disruption Event with respect to an Index Component.

“Index Component Value” means, in respect of each Index Component, the closing level obtained from the corresponding Index Component Price Source.

Potential Actions

If the Index Sponsor determines in its reasonable discretion that an Adjustment Event has or may occur, the Index Sponsor may, acting in good faith and a commercially reasonable manner:

●substitute any Index Component, provided that such replacement has substantially similar characteristics to the affected component, having regard to the manner in which the affected component is used in the calculation of the Index (as determined by the Index Sponsor in its sole and absolute discretion) and, if so, will (i) determine the effective date of such substitution and (ii) make such adjustment(s) to the terms of the Index as it deems appropriate to account for the effect on the

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Jump Notes with Auto-Callable Feature

Index of such substitution; the Index Component Value in respect of any Index Component that is affected by such Adjustment Event in respect of each Index Business Day following the Index Business Day on which such Adjustment Event occurred (the “Relevant Day”) shall be equal to the Index Component Value in respect of such Relevant Day;

●make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine any part of the Index (including, without limitation, the value of any Index Component) or calculate the Index Level in respect of an Index Business Day;

●delay calculating and making available the Index Level until the next Index Business Day on which it determines that no Adjustment Event exists; and/or

●cancel the Index and permanently cease to calculate the Index Level.

Adjustment Procedures

If any modification or adjustment is made to the calculation of the Index under the rules, the Index Sponsor will make such modifications or adjustments based on market conditions and other relevant factors, as in the judgment of the Index Sponsor, are necessary to ensure that the Index continues to reflect, as closely as possible, the underlying economic interest it is designed to represent.

Wherever practicable, any adjustments to the calculation of the Index, other than a pre-determined rebalancing, will be announced to the relevant interested parties or investors. Such announcement will be made in a timely fashion and, when reasonably possible, prior to the date on which the changes are due to become effective.

Errors and Corrections

If:

●any Index Component Value in respect of any Index Component or other variable, input or other parameter that is used to calculate the Index is subsequently changed or corrected and the change or correction is published by the relevant Index Component Price Source or other data source (as applicable); or

●the Index Calculation Agent identifies an error or omission in any of its calculations or determinations with respect to the Index Level in respect of any Index Business Day (including, without limitation, following an incorrect implementation of the methodology set out in this description, an error in data entry, or a manual or system error), then, in each case, the Index Sponsor may correct and restate any published Index level in respect of the relevant Index Business Day.

The Index Sponsor will determine whether such error requires a change in the composition or calculation of the Index and, if so, the procedures under “Adjustment Procedures” above will apply.